Exhibit 10.24

RADIUS HEALTH, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This Radius Health, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2011 Equity Incentive Plan (the “2011 Plan”).  The Equity Compensation portion of this Program is intended to constitute the Non-Employee Director Equity Compensation Policy contemplated by Section 6.2 of the 2011 Plan.  Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the 2011 Plan.

Cash Compensation

Annual retainers will be paid in the following amounts to Non-Employee Directors:

Non-Employee Director:	$35,000
Chair of Audit Committee:	$15,000
Chair of Compensation Committee:	$10,000
Chair of Nominating and Corporate Governance Committee:	$7,500
Chair of Strategy Committee:	$10,000
Audit Committee Member (other than Chair):	$7,500
Compensation Committee Member (other than Chair):	$5,000
Nominating and Corporate Governance Committee Member (other than Chair):	$5,000
Strategy Committee Member (other than Chair):	$5,000
Independent Chairman:	$25,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty (30) days after the end of such quarter.  In the event a Non-Employee Director does not serve as a Non-Employee Director or in one of the other positions identified above for an entire calendar quarter, the retainer paid to the Non-Employee director for the applicable calendar quarter will be prorated for the portion of the calendar quarter during which the applicable services were actually rendered.

Equity Compensation

Initial Stock Option Grant:

Each Non-Employee Director who is initially elected or appointed to serve on the Board after the date hereof shall be granted an Option to purchase 30,000 shares of Common Stock under the 2011 Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Initial Option”).

The Initial Option will automatically, and without further action by the Board or Committee, be granted on the date on which such Non-Employee Director commences service on the Board, and will vest in substantially equal installments on each of the first four anniversaries of the date of grant, subject to continued service as a Non-Employee Director through each vesting date.

Annual Stock Option Grant:

Each Director who has been serving on the Board as a Non-Employee Director for at least six months as of the date of each annual shareholder meeting of the Company (each, an “Annual Meeting”) shall be granted an Option to purchase 15,000 shares of Common Stock under the 2011 Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Annual Option”).

The Annual Option will automatically, and without further action by the Board or Committee, be granted on the date of the applicable Annual Meeting, and will vest in full on the earlier to occur of (i) the first (1st) anniversary of the date of grant and (ii) the date of the Annual Meeting immediately following the date of grant, subject in each case to continued service through the vesting date.

Change of Control

Upon a Change of Control, all outstanding equity awards granted under the 2011 Plan or any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

Miscellaneous

The provisions of the 2011 Plan shall apply to the Options granted pursuant to this Program, except to the extent such provisions are inconsistent with this Program.  All applicable terms of the 2011 Plan apply to this Program as if fully set forth herein.  The grant of any Option under this Program shall be made solely by and subject to the terms set forth in a written agreement substantially in the form of the stock option agreement approved by the Board and duly executed by an executive officer of the Company.  The exercise price per share of Stock subject to an Option granted under this Program shall be the Market Value of a share of Stock on the Option’s date of grant.

Amendment, Modification and Termination

This Program may be amended, modified or terminated by the Board at any time in its sole discretion.  No Non-Employee Director shall have any rights hereunder, except with respect to an Option granted pursuant to the Program.

As amended by the Board of Directors, effective January 1, 2015.